EXHIBIT 99.1

April 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Re: LETTER TO SECURITIES AND EXCHANGE COMMISSION PURSUANT TO TEMPORARY NOTE 3T

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Intermedia Communications Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), its independent public accountants, stating that the December 31, 2001 audit was subject to Andersen's quality control system for the U.S. Accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to any portion of the audit, and, thus, we received no assurance from Andersen regarding such availability.

                                            Very truly yours,

                                            Intermedia Communications Inc.


                                            /s/ Scott D. Sullivan

                                            Scott D. Sullivan
                                            Chief Financial Officer